Thornburg Investment Trust POS AMI

Exhibit (j)(2)

Attorneys and Counselors at Law

Daniel H. April	Of Counsel
Patrick J. Dolan	David F. Cunningham
Megan H. Koehler

VIA EDGAR

January 30, 2023

U.S. Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Re:	Thornburg Investment Trust (the “Trust”)
Registration under Investment Company Act of 1940: File No. 811-05201
Amendment No. 164

Ladies and Gentlemen:

We have acted as counsel for the Trust, a trust duly organized and validly existing under the laws of the Commonwealth of Massachusetts, in connection with Amendment No. 164 to its registration statement on Form N-1A (the “Registration Statement”) relating to the issuance and sale by the Trust of an indefinite number of authorized shares of beneficial interest of the Thornburg Capital Management Fund under the Investment Company Act of 1940, as amended. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust’s Agreement and Declaration of Trust and the Amendments and Supplements thereto to date, and its Bylaws.

Based upon the foregoing, we are of the opinion that the shares of beneficial interest of the Trust’s series proposed to be sold pursuant to the Registration Statement, when paid for as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the U.S. Securities and Exchange Commission, and to the references made to the firm of April, Dolan, Hickey & Koehler, P.C. in PEA no. 164 to be dated on or about January 30, 2023 and in any revised or amended versions thereof.

Please contact me or Daniel April with any questions.

Sincerely,

/s/ Megan H. Koehler

Megan H. Koehler

460 St. Michael’s Drive	E-mail: mkoehler@catchlaw.com	Tel.: (505) 988-2900
Suite 603	Web address: www.catchlaw.com	Extension 108
Santa Fe, New Mexico 87505		Fax: (505) 988-2901